EXHIBIT 99.1

Contact:	Stephen G. Dance
510-789-4304

FOR IMMEDIATE RELEASE

SANGSTAT ANNOUNCES Q1 2003 EARNINGS PER SHARE OF $0.07 ON REVENUES OF $29.5 MILLION

Fremont, Calif.- April 28, 2003 - SangStat Medical Corporation (Nasdaq: SANG) today announced first quarter 2003 earnings per share (EPS) of $0.07 and worldwide revenues of $29.5 million, an increase of 22 percent over first quarter 2002.  Sales of SangStat's lead marketed product, Thymoglobulin® [anti-Thymocyte globulin, rabbit] in North America in the first quarter of 2003 were $13.7 million, a 30 percent increase over first quarter 2002 sales.

SangStat generated $1.8 million in net income in the first quarter of 2003 and reduced its outstanding debt by $2.0 million.  SangStat ended the first quarter of 2003 with available cash, cash equivalents and short-term investments of $94.6 million.  The first quarter results included a one-time benefit to net income of $0.7 million from the favorable settlement of a lawsuit that SangStat had appealed to the French Supreme Court.

“In the first quarter of 2003 we completed the first Phase II studies of RDP58, our novel anti-inflammatory,” said Rick Murdock, Chairman, President and CEO.  “While we are proud of our continued success with Thymoglobulin in solid organ transplantation, RDP58’s promising results in ulcerative colitis may open up markets that are many times larger than those we currently access.”

Research and development expenses, including discovery research, regulatory, and clinical expenses, were $4.4 million in the first quarter of 2003 versus $4.3 million for the first quarter of 2002. Selling, general and administrative expenses in the first quarter of 2003 were $9.3 million compared to $8.0 million in the first quarter of 2002.

Thymoglobulin

Thymoglobulin sales have continued to drive SangStat’s top and bottom lines.  In the first quarter of 2003 Thymoglobulin sales in North America reached $13.7 million, an increase of 30 percent over the first quarter 2002 and an 18 percent decrease from fourth quarter 2002.  Historically, sales of Thymoglobulin are lower in the first quarter, due to seasonal trends.

SangStat currently maintains about a 50 percent dollar market share of the immunosuppressive antibody market.  Since Thymoglobulin is the price leader in the class, the Company believes its share of the patient market is significantly smaller, approximately 35 percent, leaving room for continued growth.  SangStat believes that current and future clinical studies of Thymoglobulin set the stage for continued growth in sales.  SangStat intends to initiate new studies in 2003 to assess Thymoglobulin’s effectiveness at preventing acute rejection in living-donor kidney transplants and as a conditioning agent in bone marrow transplantation (BMT).

Gengraf™ (cyclosporine capsules)

According to IMS Health reports, end-user demand for Gengraf grew to a high of 18.6% of the cyclosporine dollar market in the first two months of the first quarter of 2003.  Gengraf has also achieved 17.9% of the prescription market, making it the leading generic cyclosporine according to IMS.  Factory sales of Gengraf in the first quarter 2003 were $7.8 million, an increase of 17 percent over first quarter 2002 and a slight increase of 1 percent over fourth quarter 2002. The Company believes that wholesaler destocking, which began in the fourth quarter of 2002, continued into the first quarter of 2003.  SangStat anticipates that wholesaler stocking and destocking issues may continue in the future.

On March 27, 2003 a federal court ruled that Gengraf® (cyclosporine) does not infringe a Novartis patent. The Delaware District Court granted a motion filed by Abbott Laboratories requesting the Court to overturn a prior jury verdict, from July 2002, that had found infringement. Novartis had sued Abbott to prevent sales of Gengraf.  Although Novartis stated its intent to pursue an appeal of the court’s ruling, this decision significantly reduced the uncertainty surrounding SangStat’s sales of Gengraf.

RDP58

SangStat completed initial Phase II studies of RDP58, its potent anti-inflammatory peptide, in the first quarter of 2003 in both ulcerative colitis (UC) and Crohn’s disease.  The preliminary results of the Phase II studies of RDP58 at 100mg, 200mg and 300mg per day in UC and Crohn’s were released on April 9, 2003.  The Phase II studies of RDP58 demonstrated a peak response rate of 77 percent and a 71 percent remission rate among patients with ulcerative colitis taking 200mg/day of active drug.  Patients with ulcerative colitis who received 300mg/day of RDP58 achieved similar response and remission rates.

Overall, both the response and remission rates were statistically significant.  In Crohn’s disease, although 66 percent of patients treated with 200mg/day of RDP58 achieved a response, the study did not yield a statistically significant dose response.  SangStat believes that additional analysis and clinical studies using higher dosing and longer administration may be needed to determine efficacy in Crohn’s disease.

SangStat also initiated a U.S. Phase Ib study in chemotherapy-induced diarrhea in the first quarter of 2003.  In addition to RDP58, SangStat is developing second and third generation anti-inflammatory peptides and hopes to begin pre-clinical testing of new compounds later this year.

Webcast/Conference Call

SangStat will host an investor conference call today (Monday), April 28, 2003 at 4:30pm EDT (1:30pm PDT) to discuss the first quarter results.  The call can be accessed either through the call in numbers or through the audio webcast via a link on SangStat’s website at www.Sangstat.com . The access numbers for the call are as follows:

US:	888-331-0066

Int’l:	203-748-8964

Password: SangStat

The replay will be available at least until the end of the day on Friday, May 2.  It can be accessed by calling:

US:	888-566-0859

Int’l:	402-220-0449

SangStat

SangStat is a global biotechnology company focused on immunology and working to discover, develop and market high value therapeutic products in the autoimmune, hematology/oncology and immunosuppression areas.  SangStat’s U.S. headquarters are in Fremont, California.  SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the UK, and distributors throughout the rest of the world. SangStat’s stock is traded on the Nasdaq under the symbol “SANG”.  The company’s web site is located at www.sangstat.com.

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements reflect SangStat’s current views with respect to future events. Forward-looking statements include future financial, sales or operating results, expenses, Gengraf sales, anticipated clinical developments and timelines, and potential uses or properties of products or product candidates. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Factors that could cause actual results to differ materially include, without limitation:  progress and results of the Thymoglobulin and RDP58 studies; market conditions or other developments such as new competitors; increased sales or price reductions by competitors; reduction in margin on key products; reduction in demand or failure of demand to reach anticipated levels; manufacturing matters and potential delays; increases in expenses; changes in reimbursement for products; patent and other litigation including results from the pending Gengraf litigation; licensing or product transactions; delays in clinical trial enrollment; complications or delays in conducting pre- clinical or clinical trials; problems obtaining approvals from regulatory agencies; or changes in management. For a discussion of these and other factors that might result in different outcomes, see “Risk Factors” in SangStat’s 2002 Annual Report on Form 10-K, its 2003 quarterly reports on Form 10-Q and other documents filed with the Securities and Exchange Commission. SangStat assumes no obligation to update any such forward-looking statements, risks or reasons why actual results might differ.

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SANGSTAT MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,

	2003	2002

REVENUES:
Net product sales	$28,738	$23,355
Revenue from collaborative agreements	790	789

Total revenues	29,528	24,144

COSTS AND OPERATING EXPENSES:
Cost of product sales	13,684	10,623
Research and development	4,426	4,318
Selling, general and administrative	9,252	7,953
Amortization of intangible assets	250	250

Total costs and operating expenses	27,612	23,144

Income from operations	1,916	1,000

OTHER INCOME - NET	734	111
EQUITY IN NET LOSS OF AFFILIATE	(404)	—

INCOME FROM OPERATIONS BEFORE INCOME TAXES	2,246	1,111

INCOME TAX PROVISION	422	433

NET INCOME	$1,824	$678

NET INCOME PER COMMON SHARE - BASIC	$0.07	$0.03
NET INCOME PER COMMON SHARE - DILUTED	$0.07	$0.03

Shares Used in Per Share Computations - Basic	26,445	24,032
Shares Used in Per Share Computations - Diluted	26,521	24,766

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	March 31, 2003	December 31, 2002

Cash and Equivalents and Short-term Investments	$94,589	$97,512
Other Current Assets	56,825	59,457
Property and Equipment - Net	5,645	5,824
Investment in Affiliate	2,632	3,036
Intangible Assets	7,392	7,642
Other Assets	18,792	18,966

Total	$185,875	$192,437

Current Liabilities	$44,990	$43,439
Deferred Revenue	2,368	3,158
Notes Payable and Capital Leases	5,929	15,920
Stockholders’ Equity	132,588	129,920

Total	$185,875	$192,437